JDN REALTY CORPORATION
Computation of Ratio of Earnings to Fixed Charges

                                                                      EXHIBIT 12

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
                                                           Three months ended June 30,               Six months ended June 30,
                                                              1998              1997                   1998            1997
                                                         ------------------------------            -----------------------------
FIXED CHARGES:
      Interest Expense (including
         amortization of deferred debt cost)             $    4,198           $   1,596               $  7,553        $  3,809
      Interest Capitalized                                    1,417               1,251                  2,721           1,909
                                                         ----------           ---------               --------        --------

              Total Fixed Charges                        $    5,615           $   2,847               $ 10,274        $  5,718
                                                         ==========           =========               ========        ========
EARNINGS:
      Net income before net gain on real
         estate sales and extraordinary items            $    9,968           $   6,726               $ 19,080        $ 12,229
      Fixed Charges                                           5,615               2,847                 10,274           5,718
      Capitalized Interest                                   (1,417)             (1,251)                (2,721)         (1,909)
                                                         ----------           ---------               --------        --------

              Total Earnings                             $   14,166           $   8,322               $ 26,633        $ 16,038
                                                         ==========           =========               ========        ========

Ratio of Earnings to Fixed Charges                             2.52                2.92                   2.59            2.80
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